      As filed with the Securities and Exchange Commission on February 12, 1997


                                                      Registration No. 333-17105

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

                                 ____________________

                                       FORM S-3

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   AMENDMENT NO. 1

                                 ____________________

                                  SPATIALIGHT, INC.

                (Exact name of registrant as specified in its charter)

                                 ___________________


          NEW YORK                            3998                               16-1360382
(State or other jurisdiction of   (Primary Standard Industrial       (I.R.S. Employer Identification No.
 incorporation or organization)   Classification Code Number)

                             WILLIAM E. HOLLIS, PRESIDENT
                                  SPATIALIGHT, INC.
                               8-C COMMERCIAL BOULEVARD
                              NOVATO, CALIFORNIA  94949
                                    (415) 883-3693

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and name, address and telephone number of agent for service)

                                   ________________

                                      Copies to:

                                ALAN S. LOCKWOOD, ESQ.
                             BOYLAN, BROWN, CODE, FOWLER,
                                 VIGDOR & WILSON, LLP
                                  2400 CHASE SQUARE
                              ROCHESTER, NEW YORK  14604
                                    (716) 232-5300

                                    _____________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

                                   _______________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                                    _____________

If any of the securities being registered on this Form are to offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                                                          [cover page continues]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



-------------------------------------------------------------------------------------------------------------
                                       CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Title of each class               Amount         Proposed maximum        Proposed              Amount of
of securities to be               to be           offering price          maximum             registration
registered                      registered         per share(1)      aggregate offering           fee
                                                                           price
-------------------------------------------------------------------------------------------------------------
Common Stock, par value         2,135,000            $.50               $1,067,500               323.48
   $.01 per share
-------------------------------------------------------------------------------------------------------------
Common Stock, par value         1,585,000(2)         $.50                  792,500               240.15
$.01 per share, representing
stock issuable upon
exercise of Warrants
-------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c), on the basis of the average high and low prices of the Registrant Common Stock as reported on the Nasdaq issues on November 19, 1996.

(2) The number of shares of Common Stock specified above is the number which may be acquired upon exercise of certain of the Company's warrants described in the Prospectus forming a part of this Registration Statement (the "Warrants"). This Registration Statement covers, pursuant to Rule 416, in addition, such indeterminable number of shares of Common Stock as may be issued on exercise of the Warrants by reason of adjustments in the number of shares of Common Stock issuable pursuant to antidilution provisions contained in the Warrants. Since such additional Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  SPATIALIGHT, INC.

                           2,135,000 Shares of Common Stock
                           1,585,000 Shares of Common Stock
                          issuable upon exercise of Warrants

    There are hereby offered 2,135,000 shares of common stock, $.01 par value per share ("Common Stock") of Spatialight, Inc. (formerly known as Sayett Group, Inc.)(the "Company") and 1,585,000 shares of Common Stock issuable upon exercise of certain outstanding Warrants of the Company. The Common Stock is sometimes hereinafter collectively referred to as the "Securities." The Company will receive the proceeds of exercise of the Warrants, if any, and will use such proceeds, if any, for working capital. The Warrants are exercisable at a price of $1.00 per share through July 15, 1997, $1.25 through July 15, 1999, and $1.50 through July 15, 2001.


    All of the 3,720,000 shares of Common Stock are being offered by selling shareholders (the "Selling Shareholders"). See "SELLING SHAREHOLDERS." The Company will not receive any of the proceeds from the sale of the shares being offered by the Selling Shareholders. Such sales may be made in any one or more transactions (which may involve block transactions) in the over-the-counter market, on NASDAQ, and any exchange on which the Common Shares may then be listed, or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such Shares as principal and resell them for their own account pursuant to this Prospectus.
Any such participating broker-dealers may be deemed to be "underwriters" under the Securities Act. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of Shares from whom they may act as agent (which compensation may be in excess of customary commission).

                                 ____________________

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 4 HEREIN.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              __________________________
                   The date of this Prospectus is February 10, 1997

                                AVAILABLE INFORMATION

    The Company is a reporting company under the Securities Exchange Act of 1934. The reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Securities Exchange Commission in Washington, D.C., and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding issuers (including the Company) that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.


    The Company's common stock is listed on the NASDAQ Small Cap Market; reports and other information concerning the Company can be inspected at the offices of NASD, 1735 K Street, N.W., Washington, D.C.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The Company's Commission file number with respect to its Exchange Act reports is 000-19828. The following documents filed with the Commission by the Company are incorporated as of their respective dates in the Prospectus by reference:

    (a) (i) The Company's Form 10-KSB (excluding item 7) for the fiscal year end December 31, 1995, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), (ii) the Company's Form 10-KSB/A dated November 22, 1996 and filed November 27, 1996 and (iii) The Company's Form 10-KSB/A (Amendment No. 2) dated February 10, 1997 and filed February 12, 1997;

    (b) All other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1995; including

         (i) The Company's Form 10-QSB and 10-QSB/A for the period ended March 31, 1996;
         (ii) The Company's Form 10-QSB and 10-QSB/A for the period ended June 30, 1996;
         (iii)     The Company's Form 10-QSB for the period ended September 30,
                   1996;
         (iv) The Company's Form 8-K, dated December 29, 1995 and filed January 16, 1996;
         (v) The Company's Form 8-K, dated July 10, 1996 and filed July 23, 1996, Form 8-K/A dated July 25, 1996 and filed July 25, 1996, Form 8-K/A (Amendment No. 2), relating thereto, dated September 17, 1996 and filed September 24, 1996, and Form 8-K/A (Amendment No. 3), relating thereto, dated November 20, 1996 and filed November 27, 1996;
         (vi) The Company's Notice of Annual Meeting, Proxy Statement and Form of Proxy dated April 15, 1996.

    (c) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on February 5, 1992, effective on February 7, 1992, under Section 12 of the Exchange Act, including any amendment or description filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    The Company will provide without charge to each person, including any beneficial owner, to whom as copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference (not including the exhibits to such documents unless such exhibits are incorporated by reference in such documents). Requests for such copies should be directed to William E. Hollis, President, Spatialight, Inc., 8-C Commercial Boulevard, Novato, CA 94949, (415) 883-3693.

                                     THE COMPANY

    Spatialight, Inc. (together with its subsidiaries, the "Company") is in the business of designing, producing and commercializing miniature (.75" diagonal), high resolution active matrix liquid crystal displays ("LCDs"), also known as spatial light modulators ("SLMs"). The SLMs are manufactured domestically and provide high quality images at a significant reduction in costs over other types of displays currently available in the market. The SLMs are capable of handling computer and video output at very high speeds, clarity and contrast. The Company has been producing SLMs in small volumes, which have been sold to customers involved in the development of applications of this technology, including computer monitors, head-mounted displays, optical computing and other projection applications.

    The Company has identified additional applications and markets for its SLM devices, including light-weight, highly efficient, low-cost computer projection systems, large computer monitors and head-mounted displays for use in defense and aerospace applications and for computer training and gaming devices. In addition, the Company believes that its SLMs will have applications in optical computing systems and in high-speed, large-capacity optical data storage systems and holographic imaging systems.

    The address and telephone number of the Company's principal executive offices are 8-C Commercial Boulevard, Novato, California 94949; (415) 883-1693. The Company was organized under the laws of the State of New York in 1989 under the name of "Sayett Acquisition Company, Inc."; it subsequently changed its name to Sayett Group, Inc. and, in June 1996, changed its name again to Spatialight, Inc.

                                 RECENT DEVELOPMENTS


    On April 23, 1996, the Company received a purchase offer from Packard Bell to produce a proof of concept engineering model for a computer monitor utilizing the Company's LCD. The proof of concept device was completed on December 18, 1996, and the Company is awaiting Packard Bell's evaluation thereof. If approved by Packard Bell, the next plan would be to design and produce manufacturing prototypes to enable Packard Bell to analyze design issues, costing estimates and market volume projections. If ultimately accepted by Packard Bell for production, the Company's ongoing role would be volume production of LCD's for delivery to and inclusion in the Packard Bell monitor product.

    On July 10, 1996, the Company executed definitive documents relating to the sale of 1,585,000 shares of its common stock, par value $.01 to two (2) separate investors for a per-share price of $1.125. Pursuant to the Agreement, the Company also granted Warrants to purchase an additional 1,585,000 shares, exercisable at any time prior to July 15, 2001 at a strike price of $1.00 before July 15, 1997, $1.25 through July 15, 1999 and $1.50 thereafter. The closings of the purchases and transfer of funds totaling $1,783,125 occurred on July 11, 1996. On November 11, 1996, in connection with the approval of the investors for an additional offering of common stock, the Company entered into an Amendment of the Agreement which re-priced the original offering to $.8352 per share and issued an additional 550,000 shares to the original investors.


    As of July 1, 1996, the Company entered into employment agreements with its key employees, William E. Hollis and Dean Irwin. Mr. Hollis' contract is for three years, provides a base salary of $120,000, certain benefits, and bonuses as declared by the Board of Directors. Mr. Irwin's contract is for two years, provides a base salary of $96,000, certain benefits and bonuses as declared by the Board. Both contracts require the employee to maintain confidentiality of Company information, turn all inventions over to the Company and refrain from solicitation of customers for two years following termination. Each contract is terminable if the Company ceases to do business.


                                     RISK FACTORS

    The purchase of the Securities offered hereby involves a high degree of risk. Purchasers should carefully consider, among other information, the information presented under the caption "RISK FACTORS" in this Prospectus, including the Company's history of operating losses, uncertainty of successful commercialization of product, rapid technology change and dependence on key personnel.

    As investment in the Securities offered hereby involves a high degree of risk and the Securities should not be purchased by persons who cannot afford the loss of their entire investment. In addition to the other information contained in this Prospectus, the following information should be considered carefully by potential purchasers in evaluating the Company, its business and the shares of Common Stock offered hereby.

FINANCIAL RISKS


    HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE FINANCIAL RESULTS. As of September 30, 1996, the Company had an accumulated deficit of $7,066,697. The Company has realized significant losses in the past; for fiscal 1995, its operating losses were $2,426,600 and its net losses were $4,655,383; for the three quarters through September 30, 1996, its operating losses were $804,802 and its net losses were $781,354. The Company could have quarterly and annual losses in the future. The Company has generated limited revenues and no profits from operations. The development, commercialization and marketing of the Company's products will require substantial expenditures for the foreseeable future. Consequently, the Company may continue to operate at a loss for the foreseeable future and there can be no assurance that the Company's business will operate on a profitable basis.


    NEGATIVE CASH FLOW FROM OPERATING ACTIVITIES. The Company is experiencing negative cash flow from operations resulting in the need to fund ongoing operations from financing activities. The future existence and profitability of the Company is dependent upon its ability to obtain additional funds to finance operations and expand operations in an effort to achieve profitability from operations. No assurance can be given that the Company's business will ultimately generate sufficient revenue to fund the Company's operations on a continuing basis.


    DEVELOPMENT STAGE OF PROTOTYPE PRODUCTS; NO COMMERCIALLY AVAILABLE PRODUCTS INCORPORATING THE REGISTRANT'S SLM'S; UNCERTAINTY OF SUCCESSFUL COMMERCIALIZATION. Most of the Company's revenue to date has been derived from research and development contracts and limited sales of its high-end SLM devices. Although the Company has demonstrated its SLM devices based on its core technology, the Company has not yet produced any prototype SLM products with quality and resolution sufficient to satisfy commercial end-use applications. The Company recently entered into a contract to produce an engineering prototype of a consumer product for mass production. However, further development and testing will be necessary before this product or the Company's other proposed products will be available for commercial end-use applications. Delays in development may result in the Company's introduction of its products later than anticipated, which may have an adverse effect on both the Company's financial and competitive position. Moreover, there can be no assurance that the Company will ever be successful in developing, manufacturing or commercializing a commercially viable SLM device or any of its proposed display products. In addition, there is no assurance that an SLM device or any of the Company's display products will be technically or commercially successful or that the Company will be able to manufacturer adequate quantities of its SLM devices or any of its display products at commercially acceptable cost levels or on a timely basis.

    ADDITIONAL FINANCING REQUIREMENTS. The Company currently has the financial resources to fund planned operations for approximately 12 months; it is currently depleting financial resources at the rate of approximately $100,000 per month. The Company's products being developed and that may be developed in the future will require the investment of substantial additional time as well as financial and other resources in order to become commercially successful. Following the research and development period, the Company's products will require market development. The Company's operating revenues and cash resources may not be sufficient over the next several years for the commercialization by itself of any of the products currently in development. Consequently, the Company may require additional financing. The Company has begun discussions with several potential investors to raise an additional $2 to $4 million during 1997. There can be no assurance, however, that the Company can conclude such commercial arrangements or obtain additional capital when needed on acceptable terms, if at all. Furthermore, the Company has no bank line or credit or other working capital financing source. In the event that the Company is unable to secure additional financing, it may be forced to seek one or more strategic partners to develop its products to sell the products outright, or to shut down operations. Any one of these actions could cause the Company's shareholders to lose their investment.

    GOING CONCERN UNCERTAINTY. The Company's recurring operating losses and the continuing decline in stockholders' equity raise substantial doubt about the Company's ability to continue as a going concern. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

    POSSIBLE RESTRICTION ON ABILITY TO UTILIZE NET OPERATING LOSS CARRY
FORWARDS RESULTING FROM CHANGE IN EQUITY OWNERSHIP. At December 31, 1995, the Company had net operating loss ("NOL") carry-forwards of approximately $4,000,000, available to offset United States taxable income. The NOL carry-forwards will expire over a period of time through 2010. The amount of these loss carry-forwards which can be used to reduce future taxable income, if any, may be reduced by, among other things, future changes in the ownership of the Company's Common Stock. Internal Revenue Code Section 382 would limit the amount of future taxable income, if any, that could be offset by the NOL carry forwards if, at any time, the percentage of the stock of the Company owned by one or more 5 percent shareholder increases by more than 50 percent over the lowest percent of the Company's stock owned by such shareholder during the preceding three year period. In the event of a significant change in ownership of the Company, the utilization of such net operating loss carry-forwards could be substantially limited.


     DISPOSITION OF DISCONTINUED OPERATIONS TO RELATED PARTIES. During 1995, the Company disposed of its operating subsidiaries Surmotech, Inc. and Sayett Technology, Inc. The assets of Surmotech were sold for cash to its manager; the stock of Sayett Technology was sold to the former chief financial officer of the Company and the former president of Sayett Technology for a promissory note. Certain initial payments on the promissory note were made; the subsequent poor performance of Sayett Technology has prevented additional payments. In light of that performance, the Company wrote off half of the value of the promissory note in 1996. Management believes the remaining balance will be collected in full; however, there can be no assurance that the note or any portion thereof can be collected.

    The Company divested of Surmotech and Sayett Technology because each of these entities was suffering significant losses which were dissipating the Company's financial capital and inhibiting its ability to pursue the development of the WAH-III LCD. The divestiture stopped the financial losses from these entities. However, these subsidiaries were also the only significant revenue-producing units of the Company. Until the Company can successfully develop and market its LCD, it will be dependent on its existing financial resources and third-party financing.

     INVESTOR SUIT. By letter dated January 13, 1997, counsel for
Jalcanto, Ltd. and Sabotini, Ltd. (the "Investors") notified the Company that these Investors were electing to rescind the Share Purchase Agreements dated July 10, 1996, as amended (the "Purchase Agreements"), under which the Investors purchased a total of 2,135,000 shares of common stock in the Company, and were demanding a refund by January 17, 1997 of the purchase price of such shares, or $1,783,125, plus interest. The alleged ground for rescission is the fact that this registration statement on Form S-3 pertaining to the resale of such shares was not declared effective by the SEC on or before December 31, 1996. Subsequently, by letter dated February 3, 1997, counsel for the Investors notified the Company that Jalcanto, Ltd. had retracted its demand for rescission, with reservation of all rights. The letter reiterated the rescission demand on behalf of Sabotini, Ltd., and the request that the Company return $891,562.50.

On February 5, 1997, the Company was served notice that it has been sued by each of the Investors in the Superior Court of the State of California for the County of Marin. Each Investor filed a complaint for breach of contract, specific performance and indemnification relating to the alleged failure to timely complete this registration statement. In addition, each complaint requests that the court issue a preliminary and permanent injunction against future issuances of shares of the Company's common stock or securities convertible into common stock without the Investor's consent. The complaint filed by Sabotini Ltd. also requests rescission and the return of the full purchase price of its shares.

Along with its complaint, Sabotini Ltd. has requested that the court immediately issue a writ to attach approximately $920,000 of the Company's assets as security for the ability to enforce any eventual judgement. A hearing on the application for a writ of attachment is set for February 26, 1997. If the court issues a writ of attachment, the Company would be deprived of substantially all of its working capital, which would have an immediate material adverse effect on the Company's business and financial position and its ability to fund ongoing operating expenses.

The Company intends to defend itself vigorously in both actions. The Company may be required to expend substantial funds and management resources in connection with the defense and any settlement or judgement, which could have a material adverse effect on the Company's business and financial position.




BUSINESS RISKS

    LACK OF SALES, MARKETING AND DISTRIBUTION EXPERIENCE. The Company currently employs no full-time sales or marketing specialists. The Company intends to form alliances with corporate partners for the marketing and distribution of certain of its anticipated display products. There can be no assurance that the Company will be successful in forming and maintaining such alliances or that the Company's partners will devote adequate resources to successfully market and distribute these anticipated products. There can be no assurance that the Company will be able to attract and retain qualified marketing and sales personnel, that the Company will be able to enter into satisfactory agreements with marketing partners or that the Company or its marketing partners will be successful in gaining market acceptance for its anticipated products.

    NO ASSURANCES OF SUCCESSFUL MANUFACTURING. The Company has no experience manufacturing SLM devices or display products. The Company's facility is designed principally for research and development and small scale assembly and inventory storage, and the Company currently engages outside manufacturers to produce its SLM devices. The Company is negotiating with several manufacturers for establishment of full-scale integrated manufacturing capacity for its SLM devices and has reached an agreement with one manufacturer for fabrication of silicon wafers. However, no decision has been made by any such manufacturer to establish such a capability and there can be no assurance that any of them will do so. In the event any such manufacturer establishes a full-scale integrated manufacturing capability, the Company could become dependent on such manufacturer for the manufacture of SLM devices. The termination or cancellation of the Company's agreement with the manufacturer could adversely affect the Company's ability to manufacture its products. In such event, the Company could be required to establish an alternative manufacturing relationship or establish its own manufacturing capability. There can be no assurance that the Company would be able to establish such a relationship on acceptable terms or its own capability; in any event the time required to establish such a substitute relationship or capability could substantially delay the commercialization of the Company's SLM devices and display products, which, in turn, could have a substantial adverse impact on the Company's results of operations and financial condition.

    PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. The Company's ability to compete effectively with other companies will depend, in part, on the ability of the Company to maintain the proprietary nature of its technologies. Although the Company has been awarded or has filed applications for several patents in the United States, there can be no assurance as to the degree of protection offered by these patents, or as to the likelihood that pending patents will be issued. Furthermore, the Company has not yet applied for or obtained any foreign patents. There can be no assurance that competitors, in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products or intentionally infringe the Company's patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to the Company. This is particularly true in foreign countries because the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability regarding obtaining and enforcing patents in foreign countries. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require the Company to cease selling its products. The Company also relies on unpatented proprietary technology and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company requires all employees and most consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. To date, the Company has no experience in enforcing its confidentiality agreements.

    RAPID TECHNOLOGY CHANGE; COMPETITION. The electronic imaging display industry has undergone rapid and significant technological change. The Company expects the technology to continue to develop rapidly, and the Company's success will depend significantly on its ability to maintain a competitive position. Rapid technological development may result in actual and proposed products or processes becoming obsolete before the Company recoups a significant portion of related research and development, acquisition and commercialization costs. If the Company is successful in the development of a commercially viable SLM device and its proposed display and other products, the Company's ability to compete will depend in part upon the consistency of product quality and delivery, as well as pricing, technical capability and servicing, in addition to factors within and outside its control, including the success and timing of product introductions by the Company and its competitors, product performance and price, product distribution and customer support. There can be no assurance that the

Company's competitors will not succeed in developing technologies and products that are equally or more effective than any which are being developed by the Company or which would render the Company's technology, SLM devices or display and other products obsolete and non-competitive. In addition, certain competitors have substantially greater financial, technical and other resources than the Company. The Company may face an aggressive, well financed competitive response that may include misappropriation of the Company's intellectual property or predatory pricing.

    The electronic imaging display industry has been characterized by rapid and significant technological advances. There can be no assurance that the Company's SLM devices and display products will be reflective of such advances or that the Company will have sufficient funds to invest in new technologies or products or processes. A number of companies in the United States assemble workstation monitors using LCDs and cathode-ray tubes ("CRTs") purchased from Japan. A number of Japanese companies build monitors around their LCDs and CRTs. Korean companies are also entering the LCD and CRT monitor market. Development of improved high-definition LCDs and CRTs continues to receive significant attention by these and other companies. Although the Company believes that its SLM products should improve LCD performance beyond that of commercially available LCD- and CRT-based display products, there is no assurance that manufacturers of LCDs or CRTs will not develop further improvements of LCD or CRT technology that would eliminate or diminish the Company's anticipated advantage.

    PRODUCT LIABILITY. As a manufacturer and marketer of electronic equipment and components, the Company may be subject to potential product liability claims. There can be no assurance that the Company will carry sufficient insurance to cover all possible liabilities. In the event of a successful suit against the Company, such an insufficiency of insurance coverage could have a material adverse impact on the financial condition of the Company. In addition, the cost of defending or settling a product liability action and the negative publicity arising therefrom could have a material adverse impact on the Company. The Company is not aware of any current pending or threatened product liability claim against it.

    DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon its key scientific and management personnel, including its Chief Executive Officer, William Hollis, and its Vice President, Dean Irwin. The Company does not maintain key-man life insurance on Messrs. Hollis or Irwin. In 1996, the Company entered into a three-year employment agreement with Mr. Hollis and a two-year employment agreement with Mr. Irwin. The loss of the services of one or more key individuals may have a material adverse impact on the Company. The Company's success will also depend on its ability to attract and retain other highly qualified scientific, marketing, manufacturing and other key management personnel. The Company faces competition for such personnel and there can be no assurance that the Company will be able to attract or retain such personnel.


    DEPENDENCE ON THIRD PARTIES TO DEVELOP PRODUCTS INCORPORATING SLM. The Company intends to develop its SLM to be a component for incorporation in finished products to be developed, manufactured and marketed by third parties. The Company does not plan, nor does it have the financial resources, to develop or market any such end products itself. Therefore, the Company will be completely dependent upon independent third parties for the development, manufacturing and marketing of such products. No such products exist today, and the Company does not have commitments from any third party for such development, manufacturing or marketing. There can be no assurance that any third party will develop or market a product incorporating the Company's SLM's. If not, there will be no market for the Company's SLM's.

DEPENDENCE ON FEW CUSTOMERS. All of the Company's sales in 1995 were to two customers. The Company continues to be dependent on a few customers for its sales. Loss of any one customer could have a material adverse impact on the Company.


MARKET RISKS


    RECENT DECLINE IN SHARE PRICE. The market price of the Company's shares since its initial public offering in 1992 has been volatile, and has generally declined in the two years prior to this offering. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, patent or proprietary rights, development, de-listing by NASDAQ or other matters may have a significant impact on the market price of the Common Stock.


    LACK OF DIVIDENDS. The Company has not paid dividends on its Common Stock since its inception and does not intend to pay any dividends on its Common Stock in the foreseeable future.


    POTENTIAL NON-COMPLIANCE WITH NASDAQ SMALL CAP LISTING STANDARDS. The Company's common stock is currently listed for trading on the NASDAQ Small Cap Market. To remain listed, the Company must meet certain maintenance standards, including: two market makers; bid price of $1.00; public float of 100,000 shares; market value of public float of $250,000; total assets of $2,000,000; Capital and surplus of $1,000,000. By letter dated January 29, 1997, the Company received notice from representatives of NASDAQ that it is scheduled for imminent delisting from the Nasdaq Small Cap Market because the Cmpany does not meet the $2 million minimum total asset requirement for continued listing. The Company has requested a hearing to review that determination with NASDAQ officials. A hearing date has not been set, but is expected to occur within a few weeks. There can be no assurance that the Company will continue to be listed on the NASDAQ Small Cap Market. If the Company's stock were to be delisted from the NASDAQ Small Cap Market, trading in its shares, and the trading price thereof, could be substantially negatively impacted.

    RISKS RELATING TO INVESTMENT IN "PENNY STOCKS". If the Company's common stock were to be delisted from the NADAQ Small Cap Market, it could be classified as a "penny stock" under the Penny Stock Reform Act and Exchange Act Rules 15g-1 through 15g-8. The Penny Stock Reform Act contains a number of stringent rules relating to trading in stocks which are classified as "penny stocks." These rules were promulgated to restrict the ability of inappropriate dealers to sell speculative or high risk stocks to unsuspecting investors.
These rules generally make it more difficult to trade such stocks; they may have the effect of "chilling" the participation of reputable brokers and dealers in the market for such stocks. Therefore, their application to the Company's stock could result in a restricted trading market for the Company's stock, and could have a material adverse effect on the price and the marketability of the Company's stock.

                                   USE OF PROCEEDS


    All of the shares being offered hereunder are being offered by the Selling Shareholders. The Company will incur certain expenses in connection with this offering; however, it will not receive any of the proceeds hereof. All proceeds will go to the Selling Shareholders to be used for their own purposes.

    In the event that the holders of the Warrants exercise the Warrants, the proceeds of the exercise would go to the Company. If all 1,585,000 Warrants are exercised, the Company will receive $1,585,000 if exercised before July 15, 1997, $1,981,250 if exercised through July 15, 1999, and $2,377.500 if exercised thereafter. Should the Company receive any such funds, it currently plans to utilize those proceeds to further its technology development efforts and for working capital.

                               SELLING SECURITY HOLDERS

    All 3,720,000 shares of Common Stock offered hereunder are being offered by Sabotini, Ltd., c/o Wychwood Trust Limited, 3 Castle Street, Castletown, Isle of Man IM91LF, British Isles and Jalcanto, Ltd., c/o Wychwood Trust Limited, 3 Castle Street, Castletown, Isle of Man IM91LF, British Isles, and Michael Todd McMahon, and Heidi Lyn McMahon, c/o McMahon & Associates, P.O. Box 1807, Danville, CA 96520. Sabotini, Ltd. and Jalcanto, Ltd. each currently owns 1,067,500 shares of Common Stock; Sabotini, Ltd. currently owns Warrants to acquire an additional 792,500 shares. Jalcanto, Ltd. has transferred the Warrants to purchase 792,500 shares which it obtained at closing to Michael Todd McMahon (396,250 Warrants) and Heidi Lyn McMahon (396,250 Warrants). Prior to their purchase of the Company Common Stock which is the subject of this offering, on July 11, 1996, and November 11, 1996 none of the Selling Shareholder had any relationship to the Company, except that Michael Todd McMahon served as a finder for the investment by the Selling Shareholders and was paid a fee therefor by the Company. Following the offering, and assuming that all shares offered hereunder are sold, the Selling Shareholders will own no shares of the Company's Common Stock.

                                 PLAN OF DISTRIBUTION

    The Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) in the over-the-counter market, on NASDAQ, and any exchange in which the Common Shares may then be listed, or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such Shares as principal and resell them for their own account pursuant to this Prospectus. Any such participating broker-dealers may be deemed to be "underwriters" under the Securities Act. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of Shares from whom they may act as agent (which compensation may be in excess of customary commission).


    The Company has informed the Selling Shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934 (Rules 10b-6 and 10b-7) may apply to their sales of Shares in the Market. Also, the Company has informed the Selling Shareholders of the need for delivery of copies of the Prospectus in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.

    In connection with such sales, the Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    In order to comply with certain state securities laws, if applicable, the Common Shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.


                                    LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by the law firm of Boylan, Brown, Code, Fowler, Vigdor &Wilson, LLP, 2400 Chase Square, Rochester, New York 14604.

                                       EXPERTS


    The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB/A (Amendment No. 2) for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's recurring operating losses and the continuing decline in stockholders' equity which raise substantial doubt about the Company's ability to continue as a going concern), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, Washington, DC 20549, a Registration Statement on Form S-3 under the Act, with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement, as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the Exhibits filed as part thereof, which may be inspected at the office of the Securities and Exchange Commission without charge, or copies thereof may be obtained therefrom upon payment of a fee prescribed by the Securities and Exchange Commission.

===============================================================================

    No dealer, salesman or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create an implication that there has been no change in the circumstances of the Company or the Facts herein set forth since the date hereof.

                                   _______________


                                  SPATIALIGHT, INC.


                         2,135,000 Shares of Common Stock
                      1,585,000 Share of Common Stock Issuable
                    upon Exercise of Certain Outstanding Warrants



                           Offering Price $____ Per Share

===============================================================================

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth all expenses, other than selling commissions, payable by the Registrant in connection with the sale of the shares being registered. All of the amounts shown are estimates, except for the registration fee and NASD filing fee.

    Registration...............................................      $563.63
    NASD filing................................................       $7,500
    Blue Sky fees and expenses.................................       $5,000
    Legal fees and expenses....................................      $20,000
    Accounting fees and expenses...............................      $30,000
    Miscellaneous..............................................       $1,000
    TOTAL......................................................   $64,063.63


    ___________________


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation of the Registrant, filed November 6, 1991 (the "Restated Certificate"), provides in relevant part at paragraph 7, that

    The directors of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity occurring after the adoption of the provisions authorized in this certificate of incorporation, provided, however, that the provisions contained herein shall not eliminate such directors' liability if a judgment or other final adjudication adverse to the director establishes that (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law; (ii) that the director personally gained a financial profit or other advantage to which the director was not legally entitled; or (iii) that the directors' acts violated the provisions of Section 719 of the New York Business Corporation Law.

    Sections 721 through 726 of the Business Corporation Law of the State of New York (the "BCL") provide the statutory basis for the indemnification by a corporation of its officers and directors when such officers and directors have acted in good faith, for a purpose reasonably believed to be in the best interests of the corporation, and subject to specified limitations set forth in the BCL.

    The BCL was also amended in 1986 to allow corporations to provide for indemnification of corporate directors and officers on a broader basis than had previously been permissible. Pursuant to this statutory authority, and as authorized by Article V of the Registrant's By-Laws, directors and officers of the Registrant, and certain Registrant employees, have been availed of the broadest scope of permissible indemnification coverage consistent with the BCL changes.

Article V of the Registrant's By-Laws provide as follows:

         5.1 INDEMNIFICATION. The Corporation shall indemnify (a) any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation and (b) any director or officer of the Corporation who served any other company in any capacity at the request of the Corporation, in the manner and to the maximum extent permitted by the Business Corporation Law of New York, as amended from time to time; and the Corporation may, in the discretion of the Board of Directors, indemnify all other corporate personnel to the extent permitted by laws.

         5.2 AUTHORIZATION.  The provisions for indemnification set forth in
    Section 5.1 hereof shall not be deemed to be exclusive. The Corporation is hereby authorized to further indemnify its directors or officers in the manner and to the extent set forth in (i) a resolution of the shareholders,
    (ii) a resolution of the directors, or (iii) an agreement providing for such indemnification, so long as such indemnification shall not be expressly prohibited by the provisions of the Business Corporation Law of New York.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

    (a)  THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REGISTRATION
STATEMENT:

EXHIBIT NUMBER

4.1(1) Specimen Common Stock Certificate incorporated by reference from the Company's registration statement on Form S-1 filed with the Commission on November 27, 1991 and declared effective February 5, 1992

4.2(2) Form of Warrant incorporated by reference from the Company's Form 8-K/A filed September 24, 1996.

5.1      Opinion of Boylan, Brown, Code, Fowler, Vigdor & Wilson

23.1     Independent Auditors' Consent -  Deloitte & Touche LLP

23.2 Consent of Boylan, Brown, Code, Fowler, Vigdor & Wilson is included in its Opinion filed as Exhibit 5.1

24.1     Power of Attorney is included on signature page to this amendment.

    The remaining schedules have been omitted, either because they are not applicable to the Registrant or because the information required has been shown in the Financial Statements or in the notes thereto without making such statement unclear or confusing.


ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, unit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Spatialight, Inc., a corporation organized and existing under the laws of the State of New York certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on the 10th day of February, 1997.

                                  SPATIALIGHT, INC.


                                  By:   /s/ William e. Hollis
                                       -------------------------------------
                                            William E. Hollis
                                            President, Chief Executive Officer,
                                            Chief Financial Officer and
                                            Chief Accounting Officer

                                  POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Hollis as true and lawful attorney-in-fact, with full power and authority to act as such without the other, and with full power of substitution, for him and in any and all capacities, to sign any further amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the undersigned hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed below by the following persons in the capacities and on the dates indicated.


     SIGNATURE                     TITLE                       DATE
     ---------                     -----                       ----

/s/ Lawrence J. Matteson   Chairman of the Board        February 10, 1997
------------------------
Lawrence J. Matteson


/s/ William E. Hollis      President & CEO,             February 10, 1997
------------------------   Chief Financial Officer,
William E. Hollis          Chief Accounting Officer,
                           and Director


                           Director                     February __, 1997
------------------------
Edward J. Kelly

/s/ Thomas D. Stahl        Director                      February 10, 1997
------------------------
Thomas D. Stahl


/s/ Michael H. Burney      Director                      February 10, 1997
------------------------
Michael H. Burney